QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.3    SELECTED FINANCIAL DATA

ITEM 6—SELECTED FINANCIAL DATA

        The selected financial data set forth below as of and for each of the five years ended December 31, 2001 is derived from our audited financial statements. The selected financial data is qualified by and should be read in conjunction with the Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein.

        The accompanying financial data has been restated to reflect the net assets of the disposed operations of GretaCoder Data Systems as current assets, non-current assets, and current liabilities of discontinued operations.

	Year Ended December 31,
	2001	2000	1999	1998	1997
	(In thousands, except per share amounts)
Revenues	$16,462	$25,278	$10,565	$11,624	$10,533
Cost of revenues	4,525	5,834	4,352	5,527	4,428

Gross profit	11,937	19,444	6,213	6,097	6,105

Research and development expenses	6,119	6,342	4,580	3,446	2,653
Sales and marketing expenses	5,060	4,755	5,251	5,889	5,527
General and administrative expenses	2,203	2,681	2,227	2,292	2,086
Reserve for (recovery of) Cyberguard advance	—	(275)	(375)	772	—

Total operating expenses	13,382	13,503	11,683	12,399	10,266

Operating income (loss)	(1,445)	5,941	(5,470)	(6,302)	(4,161)
Interest income	1,336	1,320	95	232	478

Income (loss) from continuing operations before income taxes	(109)	7,261	(5,375)	(6,070)	(3,683)
Income taxes	—	—	—	—	—

Income (loss) from continuing operations	$(109)	$7,261	$(5,375)	$(6,070)	$(3,683)

Income (loss) from continuing operations per common share
Basic	$(0.01)	$1.08	$(0.98)	$(1.12)	$(0.67)

Diluted	$(0.01)	$1.01	$(0.98)	$(1.12)	$(0.67)

Shares used in computation
Basic	7,057	6,751	5,504	5,409	5,462

Diluted	7,057	7,194	5,504	5,409	5,462

	At December 31,
	2001	2000	1999	1998	1997
Balance Sheet Data:
Working capital	$32,385	$33,695	$23,035	$11,081	$12,499
Intangible assets	727	1,516	2,107	1,527	1,407
Total assets	39,878	43,106	31,896	18,940	21,531
Stockholders' equity	35,459	37,723	27,636	15,400	17,980

14

        The following data should be read in conjunction with Note 3 to the Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

        The following is a summary of the quarterly results of operations for the years ended December 31, 2001 and 2000. All periods' results have been restated to separately disclose discontinued operations. (Unaudited—In thousands, except per share amounts):

	2001 Quarter Ended				2000 Quarter Ended
	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31
Revenues	$5,641	$3,134	$3,602	$4,085	$5,032	$5,847	$6,572	$7,827
Cost of revenues	1,489	1,444	874	718	1,319	1,225	1,498	1,792

Gross profit	4,152	1,690	2,728	3,367	3,713	4,622	5,074	6,035
Operating income (loss)	648	(1,845)	(448)	200	517	1,058	1,686	2,680
Income (loss) from continuing operations	$1,066	$(1,497)	$(167)	$489	$739	$1,350	$2,069	$3,103
Loss from discontinued operations, net of tax	(635)	(1,278)	(550)	(990)	(382)	(509)	(196)	(417)

Net income (loss)	$431	$(2,775)	$(717)	$(501)	$357	$841	$1,873	$2,686

Earnings (Loss) Per Share, Basic:
Income (loss) from continuing operations	$0.15	$(0.21)	$(0.02)	$0.07	$0.11	$0.20	$0.30	$0.45

Loss from discontinued operations	$(0.09)	$(0.18)	$(0.08)	$(0.13)	$(0.06)	$(0.07)	$(0.02)	$(0.06)

Net income (loss)	$0.06	$(0.39)	$(0.10)	$(0.06)	$0.05	$0.13	$0.28	$0.39

Earnings (Loss) Per Share, Diluted:
Income (loss) from continuing operations	$0.14	$(0.21)	$(0.02)	$0.07	$0.10	$0.19	$0.29	$0.42

Loss from discontinued operations	$(0.09)	$(0.18)	$(0.08)	$(0.14)	$(0.05)	$(0.07)	$(0.03)	$(0.06)

Net income (loss)	$0.06	$(0.39)	$(0.10)	$(0.07)	$0.05	$0.12	$0.26	$0.36

Shares used in computation
Basic	6,999	7,059	7,079	7,092	6,611	6,669	6,802	6,909

Diluted	7,465	7,059	7,079	7,092	7,343	7,011	7,249	7,390

15

QuickLinks

  EXHIBIT 99.3 SELECTED FINANCIAL DATA
  ITEM 6—SELECTED FINANCIAL DATA
  QUARTERLY RESULTS OF OPERATIONS